Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                          Washington, D.C. 20036-1800
                                 (202) 778-9000


                                                        Arthur C. Delibert
                                                        202.778.9042
                                                        Fax:  202.778.9100
                                                        adelibert@kl.com


November 20, 2000


Legg Mason Cash Reserve Trust
100 Light Street
P.O. Box 1476
Baltimore, MD  21203-1476

Dear Sir or Madam:

         Legg Mason Cash Reserve Trust ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated July 24, 1978. You have requested our opinion regarding certain matters in connection with the issuance of the shares of beneficial interest ("Shares") of the Trust being registered with the U.S. Securities and Exchange Commission in Post-Effective Amendment No. 38 to the Trust's Registration Statement on Form N-1A. This opinion letter is valid only during the time Post-Effective Amendment No. 38 is effective and has not been superseded by another post-effective amendment that has become effective and relates to the same class of Shares.

         We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-Laws of the Trust, the minutes of meetings of the Trustees and other documents relating to the organization and operation of the Trust, and we generally are familiar with its business affairs. Based on the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the Trust's Declaration of Trust, as amended, and By-laws and the terms contemplated by Post-Effective Amendment No. 38 to the Trust's Registration Statement, including receipt by the Trust of full payment for the Shares, will have been legally issued and fully paid and will be non-assessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust provides that Trustees shall use every reasonable means to assure that all persons having dealings with the Trust shall be informed that

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Legg Mason Cash Reserve Trust
November 20, 2000
Page 2


the property of the shareholders and the Trustees, officers, employees and agents of the Trust shall not be subject to claims against or obligations of the Trust to any extent whatsoever. The Declaration also provides that Trustees shall cause to be inserted in any written agreement, undertaking or obligation made or issued on behalf of the Trust an appropriate reference to the Declaration, providing that neither the shareholders, the Trustees, the officers, the employees nor any agent of the Trust shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust property for the payment of any claim thereunder or for the performance thereof; but the omission of such provisions from any such instrument shall not render any shareholder, Trustee, officer, employee or agent liable, nor shall the Trustee, or any officer, agent or employee of the Trust be liable to anyone for such omission.

         If, notwithstanding the above provision, any shareholder, Trustee, officer, employee or agent shall be held liable to any other person by reason of the omission of such provision from any such agreement, undertaking or obligation, the shareholder, Trustee, officer, employee or agent shall be entitled to indemnity and reimbursement out of the Trust property, as provided in the Declaration. The Declaration further provides that the Trustees, officers, employees or agents of the Trust shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever, other than such as the shareholder may at any time agree to pay by way of subscription to any shares or otherwise. Also, no shareholder or former shareholder of the Trust shall be liable solely by reason of his being or having been a shareholder for any debt, claim, action, demand, suit, proceeding, judgment, decree, liability or obligation of any kind, against, or with respect to the Trust arising out of any action taken or omitted for or on behalf of the Trust, and the Trust shall be solely liable therefor and resort shall be had solely to the Trust property for the payment or performance thereof.

         The Declaration also provides that each shareholder or former shareholder of the Trust shall be entitled to indemnity and reimbursement out of the Trust property to the full extent of such liability and the costs of any litigation or other proceedings in which such liability shall have been determined, including, without limitation, the fees and disbursements of counsel if, contrary to the provisions of the Declaration, such shareholder or former shareholder of the Trust shall be held to personal liability. The Trust shall, upon request by the shareholder or former shareholder, assume the defense of any claim made against any shareholder for any act or obligation of the Trust and satisfy any judgment thereon.

Legg Mason Cash Reserve Trust
November 20, 2000
Page 3


         We hereby consent to the filing with the Securities and Exchange Commission of this opinion in connection with Post-Effective Amendment No. 38 to the Trust's Registration Statement on Form N-1A (File No. 2-62218). We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By: /s/ Arthur C. Delibert
                                           -------------------------------
                                           Arthur C. Delibert